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                                                                    EXHIBIT 10.8

June 18, 1999




To:  Mr. Peter J. Chambers
     Kempinski Hotel
     Apartment 27K
     J1 Jend. Sudirman Kav 10-11
     Jakarta, 100220, Indonesia



Dear Mr. Chambers:


I am pleased to offer you a position with LHS Group as Executive Vice President and Chief Financial Officer. This position will be based in Atlanta, Georgia, USA and will report to Hartmut Lademacher Chairman of the Board and Chief Executive Officer.

BASE SALARY: Your base salary will be $300,000.00 (U.S.) per year and will be paid to you in semi-monthly payments to a bank in the United States.

STOCK OPTIONS: You will receive a stock option for 250,000 shares. This option will be effective on your start date with LHS and the standard stock option plan terms and conditions will apply.

CAR ALLOWANCE: You will be provided with a car allowance of $1,000 (US) per month.

RELOCATION COST: You will receive a one time payment of $50,000 to cover the move from Indonesia to Atlanta. This amount will be paid after you begin work and prior to your actual relocation of your family and household goods and personal effects.

TEMPORARY LIVING: You will be provided with an apartment in Atlanta on a temporary basis until you are fully relocated to Atlanta. This will be available for up to a maximum of four months.

BENEFITS: Health - You will be covered under the US medical and dental programs. Detailed information will be provided to you about all benefit plans. Life Insurance - you will be provided with life, accidental death and travel life insurance under the standard LHS US programs. Vacation - You will receive 30 days of paid leave per year. Home Leave - You will be provided with one home leave per year which will be paid by the company. Airfare will be in business class.

INCOME TAX POLICIES: You will be under the US tax system and will make normal tax contributions as required. LHS will provide you with tax planning and income tax return preparation service with the firm of Ernst and Young.
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VISA REQUIREMENTS- You will be required to obtain a work visa before you can begin work or relocate to the United States. LHS will pay for the visa and will do the paperwork required for the processing.

CONDITIONS OF EMPLOYMENT: Notification - This employment agreement is for no specific period of time and may be terminated by you at any time with one hundred and eighty (180) days written notice to LHS. Your employment with LHS may be terminated by the company at any time with one hundred and eighty (180) days written notice to you.

TERMS- Your employment with LHS may be terminated with "cause" at any time without notice. For purposes of this agreement, "cause" is defined as (i) any conduct by you as an employee of LHS involving moral turpitude (ii) any dishonesty by you in performance of your duties as an employee of LHS including you knowing failure to disclose or stop the dishonesty of others, (iii) any act or omission by you that has the potential of injuring the reputation of LHS. LHS may set off against amounts owed to you any losses LHS sustains as a result of the facts or actions that constitute cause for your termination.

You agree to uphold the confidentiality concerning all LHS internal activities and products with regard to any third party without express consent from LHS management. You will be required to sign the standard LHS-U.S. employee agreement regarding confidentiality of company information.

COMPLIANCE WITH POLICIES AND LAWS: You will bound by any and all LHS policies, work rules and standards of conduct and pledge to observe order and discipline of work. You agree to observe all laws of the United States of America and exercise judgement in the best interest of the Company.

If you agree to the terms and conditions outlined, please sign below.

Sincerely,




Vance A. Shaffer
Vice President
Human Resources

/s/ Peter Chambers


Concur: Agreed by Peter Chambers (note comment)
Date: 23 June 1999

Note: Peter Chambers concurs based on agreement that the net base salary (net of US$300,000) is paid in US$ and is no less than the equivalent net payable in the United States, State of Atlanta.